FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2023 Results

(January 18, 2024) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2023 of $4,524,000, a $349,000, or 7.2% decrease, from the $4,873,000 earned during the fourth quarter of 2022. Net income for the twelve months ended December 31, 2023, was $12,375,000, a $2,256,000, or 15.4% decrease, from the $14,631,000 earned for the twelve months ended December 31, 2022. Basic and diluted earnings per share for the fourth quarter of 2023 and 2022 were $0.80 and $0.88, respectively and year-to-date earnings per share were $2.19 in 2023 compared to $2.62 in 2022.

The Corporation’s earnings were negatively impacted by several factors through the fourth quarter of 2023 including higher interest expense and higher operating expenses as detailed in the paragraphs that follow. These negative trends were partially offset by higher interest and dividend income.

The Corporation’s net interest income (NII) decreased by $1,079,000, or 7.5% for the quarter, and increased by $3,456,000, or 6.8% for the twelve months ended December 31, 2023, compared to the same periods in 2022. The decrease in NII for the quarter primarily resulted from an increase in interest expense on deposits and borrowings of $5,297,000, or 209.8%, compared to the fourth quarter of 2022. The increase in NII for the twelve-month period was due to an increase in interest income on loans of $19,291,000, or 46.0%, compared to the same period in 2022, and an increase in interest income on securities of $1,387,000, or 10.5%, compared to the same period in 2022. Conversely, interest expense on deposits and borrowings increased by $18,462,000 or 343.4%, for the twelve months ended December 31, 2023, compared to the prior year due to the rapid market rate increases causing pressure on deposit retention and rates.

The Corporation recorded a release of the provision for credit losses of $1,048,000 for the fourth quarter of 2023, compared to no provision recorded for the fourth quarter of 2022. For the year-to-date period, provision expense was $520,000, a decrease of $780,000, or 60.0%, compared to provision expense of $1,300,000 recorded for the twelve months ended December 31, 2022. The Corporation adopted ASU 2016-13 Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments as of January 1, 2023. This required standard implements a methodology that reflects credit losses that are expected to occur over the remaining life of the financial asset. This new current expected credit loss model (CECL) is based on possible economic scenarios as well as qualitative factors specific to the Corporation. During 2023, the Corporation grew its loan portfolio by $169 million which would have resulted in higher levels of required allowance. However, during the third and fourth quarters, improved economic factors resulted in a decrease in the allowance requirement enabling the Corporation to release provision expense for both quarters. The allowance as a percentage of total loans was 1.12% as of December 31, 2023, and 1.19% as of December 31, 2022.

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ENB FINANCIAL CORP

Other income increased by $379,000, or 10.3%, for the three months ended December 31, 2023, and decreased $865,000, or 6.4%, for the twelve months ended December 31, 2023, compared to the same periods in the prior year. The increase for the quarter was primarily due to an increase of $467,000 in service fees, increased gains on securities transactions of $273,000, and increased gains on sale of mortgages of $208,000. Offsetting these increases, Bank Owned Life Insurance (BOLI) income decreased by $666,000, primarly due to the Corporation receiving two BOLI payouts in the fourth quarter of 2022 which were not replicated in 2023. The decrease in other income for the year-to-date period was primarily due to an increase in losses on securities sold and a lower level of gains on mortgages sold. The Corporation sold investment securities to fund higher yielding loan growth during 2023 which resulted in realized losses of $1,371,000 for the year-to-date period. Management has concluded that the unrealized losses on the available-for-sale debt securities are all driven by the higher interest rate environment and has not recorded a provision for expected credit losses. Additionally, the Corporation recorded unrealized losses on the Corporation’s bank stock portfolio of $125,000 for the twelve months ended December 31, 2023. Combined, losses on securities transactions increased $1,506,000 for the year-to-date period in 2023 compared to the prior year. Gains on the sale of mortgages declined by $535,000, or 41.1%, for the twelve months ended December 31, 2023, compared to the prior year. Offsetting these decreases, service fees increased by $1,808,000, or 61.5% for the twelve months ended December 31, 2023, as a result of fees on a third party off-balance sheet sweep product.

Total operating expenses increased by $477,000, or 3.9%, and $5,478,000 or 11.9%, for the three and twelve months ended December 31, 2023, compared to the same periods in 2022. Salary and benefit expenses, which make up the largest portion of operating expenses, decreased by $52,000, or 0.7%, for the three months ended December 31, 2023, compared to the same period in 2022 due to a stop loss health care reimbursement that was realized in the fourth quarter of 2023. Salary and benefit expenses increased by $2,828,000, or 10.3%, for the twelve months ended December 31, 2023, compared to the same periods in 2022, due to the competitive labor market, increased healthcare costs, and the cost to hire and retain qualified talent. Other operating expenses outside of salaries and benefits increased primarily due to increases related to technology investments, marketing, and network fees.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2023 decreased to 0.92% and 17.98%, respectively, from 1.05% and 21.73% for the fourth quarter of 2022. For the twelve months ended December 31, 2023, the Corporation’s ROA was 0.65%, compared to 0.83% in 2022, while the ROE was 12.03%, compared to 13.63% in 2022.

As of December 31, 2023, the Corporation had total assets of $2.00 billion, up 7.6%; total loans of $1.36 billion, up 14.2%; total deposits of $1.73 billion, up 5.4%; and total stockholders’ equity of $119.7 million, up 22.9%, from balances at December 31, 2022.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	December 31,		%
Balance Sheet	2023	2022	Change

Securities	$469,020	$538,260	-12.9%
Total loans	1,360,078	1,191,117	14.2%
Allowance for credit losses	15,176	14,151	7.2%
Total assets	2,000,824	1,858,716	7.6%
Deposits	1,726,798	1,638,958	5.4%
Total borrowings	140,784	113,435	24.1%
Stockholders' equity	119,654	97,335	22.9%

	Three Months Ended		Twelve Months Ended
Income Statement	December 31,		December 31,
	2023	2022	2023	2022

Net interest income	$13,220	$14,299	$54,039	$50,583
(Release) provision for credit losses	(1,048)	—	520	1,300
Noninterest income	4,068	3,689	12,699	13,564
Noninterest expense	12,808	12,331	51,407	45,929
Income before taxes	5,528	5,657	14,811	16,918
Provision for income taxes	1,004	784	2,436	2,287
Net Income	4,524	4,873	12,375	14,631

Per Share Data
Earnings per share	0.80	0.88	2.19	2.62
Dividends per share	0.17	0.17	0.68	0.68

Earnings Ratios
Return on average assets (ROA)	0.92%	1.05%	0.65%	0.83%
Return on average stockholders equity (ROE)	17.98%	21.73%	12.03%	13.63%
Net Interest margin	2.80%	3.23%	3.00%	3.03%
Efficiency ratio	74.6%	67.5%	74.6%	70.3%

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